Nu-Med Plus Announces the Addition of Keith L. Merrell as their Chief Financial Officer.

Salt Lake City, Utah -- (Market wired – August 4, 2015) - Nu-Med Plus, Inc. (OTCBB: NUMD), a medical device company which explores and develops medical applications of new technologies in the medical field, announced that Keith L. Merrell  has  accepted the position of  Chief financial Officer replacing Mark Christensen.

Mr. Merrell brings over 30 years of business and  accounting experience while serving as Chief Financial Officer or Controller of five companies both public and private, and correspondingly he has had numerous years of involvement with SEC reporting during his professional tenure. His business career also includes extensive experience in mergers and acquisitions.  Mr. Merrell obtained a Bachelor of Science in Accounting from Arizona State University. “As NU-MED PLUS continues to grow and expand the addition of Mr. Merrell will benefit us significantly in the corporate financial arena and moreover interfacing with our independent public auditors.” commented Mr. Jeff Robins, President and CEO of Nu-Med-Plus.

About Nu-Med Plus, Inc.

Nu-Med Plus, Inc. is a medical device development company created to explore medical applications of newly developed technologies. The strategy is to concentrate on high growth potential markets where there are visible, distinct needs recognized by the medical community that can be addressed by Nu-Med Plus and its technical expertise. Initial research and product development has been in the delivery of nitric oxide gas for therapeutic use. For more information please visit www.nu-medplus.com.

Contact:

Jeff Robins

President

801-746-3570

Forward-Looking Statements

Information set forth in this news release contains forward-looking statements that are based on assumptions as of the date of this news release. These statements reflect management's current estimates, beliefs, intentions and expectations. They are not guarantees of future performance. The Company cautions that all forward looking statements are inherently uncertain and that actual performance may be affected by a number of material factors, many of which are beyond the Company's control. Such factors include, among other things: risks and uncertainties relating to the Company's ability to complete proposed private placement financing. Accordingly, actual and future events, conditions and results may differ materially from the estimates, beliefs, intentions and expectations expressed or implied in the forward looking information. Except as required under applicable securities legislation, the Company undertakes no obligation to publicly update or revise forward-looking information.